KKR REAL ESTATE FINANCE TRUST INC. REPORTS
THIRD QUARTER 2018 FINANCIAL RESULTS

New York, NY, November 5, 2018 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter ended September 30, 2018.

Reported net income attributable to common stockholders of $20.8 million, or $0.37 per basic and diluted share of common stock, for the three months ended September 30, 2018, compared to net income attributable to common stockholders of $23.5 million, or $0.44 per basic and diluted share of common stock, for the three months ended June 30, 2018.

Reported Net Core Earnings of $21.4 million, or $0.38 per basic and diluted share of common stock, for the three months ended September 30, 2018, compared to Net Core Earnings of $37.5 million, or $0.71 per basic and diluted share of common stock, which includes $19.4 million, or $0.37 per share related to the gain on sale of CMBS B-Piece investments in April 2018, for the three months ended June 30, 2018.

Third Quarter 2018 Highlights

•
Committed and initially funded $680.5 million and $655.9 million, respectively, to four new floating-rate senior loans with an average occupancy of 90.5%. Originations included our second largest single loan origination; a $341.0 million multifamily loan secured by properties located in Atlanta, Georgia and Tampa, Florida. Funded an additional $42.2 million for loans closed prior to the third quarter. Loan commitments over the last twelve months totaled $2.2 billion

•	Received approximately $281.4 million from the repayment of four senior loans, of which two were retail, bringing our retail exposure to 4.0% as of September 30, 2018

•
Current portfolio of $3.4 billion is 100% performing and 98% floating-rate with a weighted average loan-to-value ratio ("LTV") of 68% as of September 30, 2018. Current portfolio increased 87% over the third quarter of 2017 and 14% since June 30, 2018

•	Completed an underwritten public offering of 5.0 million shares of common stock, raising net proceeds of $98.3 million

•
Book value was $1,146.3 million or $19.76 per share as of September 30, 2018, compared to $1,051.1 million or $19.82 per share as of June 30, 2018 and $1,059.1 million or $19.73 per share as of December 31, 2017

•
Entered into a new $200.0 million asset specific financing facility that provides matched-term financing on a non-mark to market basis. There were no amounts drawn on the facility as of September 30, 2018

•	Increased our borrowing capacity to $2.9 billion, an increase of 58% over the third quarter of 2017 and 19% since June 30, 2018

Chris Lee and Matt Salem, Co-Chief Executive Officers of KREF, stated: “The third quarter was the second most active origination quarter in KREF’s history, with four new loan originations totaling $681 million. In the first nine months of 2018, we originated $1.8 billion of loans, bringing our total originations for the last twelve months ended September 30, 2018 to $2.2 billion of senior loans, a 76% increase over the corresponding period in 2017. We have also continued to improve the cost and structure of our liabilities and recently added a new $200 million non-mark to market facility and increased our existing term loan facility capacity by $400 million to $1.0 billion.”

Third Quarter 2018 Investment Activity
Loan Originations
The Company committed capital to the following floating-rate senior loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Senior Loan, Atlanta, GA & Tampa, FL	Multifamily	July 2018	$341,000	$332,000	L + 3.2%	August 2023	75%
Senior Loan, Atlanta, GA	Industrial	July 2018	74,500	68,800	L + 2.7	August 2023	74
Senior Loan, Seattle, WA	Office	September 2018	172,000	162,063	L + 3.7	October 2023	65
Senior Loan, Seattle, WA	Multifamily	September 2018	93,000	93,000	L + 2.6	September 2023	79
Total/Weighted Average			$680,500	$655,863	L + 3.2%		73%

(A)	Floating rate based on one-month USD LIBOR.

(B)	Maturity date assumes all extension options are exercised, if applicable.

The weighted average underwritten internal rate of return ("IRR") of all loans originated in the third quarter was 11.6%.
Funding of Previously Closed Loans
The Company funded approximately $42.2 million for loans closed prior to the quarter end.
Loan Repayments

The Company received approximately $281.4 million from loan repayments and recognized $2.1 million of prepayment income.

Quarter End Portfolio Summary
The following table sets forth certain information regarding the Company’s portfolio at September 30, 2018 ($ in millions):

Investment	Committed Principal Amount	Current Carrying Value	Weighted Average Coupon(B)(C)	Max Remaining Term (Years)(B)(D)	Weighted Average LTV(B)
Senior Loans(A)	$3,769.7	$3,235.6	L + 3.6%	4.0	68%
Mezzanine Loans	26.2	26.2	10.6	6.6	77
CMBS B-Pieces(E)	33.8	33.8	3.7	8.9	60
Total/Weighted Average	$3,829.7	$3,295.6	5.9%	4.1	68%

(A)
Senior loans include senior mortgages and similar credit quality investments, including junior participations in our originated senior loans for which we have syndicated the senior participations and retained the junior participations for our portfolio.

(B)	Weighted average is weighted by current principal amount for our senior and mezzanine loans and by net equity for our CMBS B-Pieces.

(C)	L = one-month USD LIBOR rate; spot rate as of September 30, 2018 of 2.26% included in portfolio-wide average represented as a fixed rate.

(D)	Max remaining term (years) assumes all extension options are exercised, if applicable.

(E)	Represents CMBS B-Pieces with an aggregate current face amount of $34.9 million and a $23.8 million investment in an aggregator vehicle that invests in CMBS B-Pieces.

Portfolio Performance
As of September 30, 2018, the average risk rating of the Company's portfolio was 2.9 (Average Risk), weighted by investment carrying value, with 100.0% of the total loan portfolio rated 3 (Average Risk) or better by KKR Real Estate Finance Manager LLC (our "Manager") as compared to 2.9 (Average Risk) as of June 30, 2018. As of September 30, 2018, no investments were rated 4 (High Risk/Potential for Loss) or 5 (Impaired/Loss Likely).

Non-GAAP Financial Measures

Reconciliation of Core Earnings and Net Core Earnings to Net Income Attributable to Common Stockholders
The table below reconciles Core Earnings and Net Core Earnings and related diluted per share amounts to net income attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended September 30, 2018 and June 30, 2018 and the three months ended September 30, 2018 and September 30, 2017 ($ in thousands, except per share data):

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	September 30, 2018		June 30, 2018
Net Income Attributable to Common Stockholders	$20,821	$0.37	$23,483	$0.44
Adjustments
Non-cash equity compensation expense	295	0.01	273	0.01
Incentive compensation to affiliate	3,286	0.06	—	—
Depreciation and amortization	—	—	—	—
Unrealized (gains) or losses	205	—	1,822	0.03
Non-cash convertible notes discount amortization	91	—	42	—
Reversal of previously unrealized gain now realized(A)	—	—	11,900	0.22
Core Earnings(B)	$24,698	$0.44	$37,520	$0.71
Incentive compensation to affiliate	3,286	0.06	—	—
Net Core Earnings	$21,412	$0.38	$37,520	$0.71
Weighted average number of shares of common stock outstanding, diluted	55,921,655		53,069,866

(A)
Includes $5.5 million and $6.4 million of unrealized gains related to the first quarter of 2018 and to prior periods, respectively, that were realized during the three months ended June 30, 2018. $2.4 million of incentive fees was incurred in the third quarter of 2018 as a result of the April CMBS sale.

(B)
Excludes $0.2 million and $0.2 million, or $0.00 and $0.00 per diluted weighted average share outstanding, of net original issue discount on CMBS B-Pieces accreted as a component of taxable income during the three months ended September 30, 2018 and June 30, 2018, respectively.

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	September 30, 2018		September 30, 2017
Net Income Attributable to Common Stockholders	$20,821	$0.37	$17,339	$0.32
Adjustments
Non-cash equity compensation expense	295	0.01	25	—
Incentive compensation to affiliate	3,286	0.06	—	—
Depreciation and amortization	—	—	—	—
Unrealized (gains) or losses	205	—	(887)	(0.02)
Non-cash convertible notes discount amortization	91	—	—	—
Core Earnings(A)	$24,698	$0.44	$16,477	$0.31
Incentive compensation to affiliate	3,286	0.06	—	—
Net Core Earnings	$21,412	$0.38	$16,477	$0.31
Weighted average number of shares of common stock outstanding, diluted	55,921,655		53,697,041

(A)
Excludes $0.2 million and $1.3 million, or $0.00 and $0.02 per diluted weighted average share outstanding, of net original issue discount on CMBS B-Pieces accreted as a component of taxable income during the three months ended September 30, 2018 and September 30, 2017, respectively.

Book Value
The Company’s book value per share of common stock was $19.76 at September 30, 2018, as compared to book value per share of common stock of $19.82 and $19.73 at June 30, 2018 and December 31, 2017, respectively. During the three months ended September 30, 2018, the Company completed an underwritten public offering of 5,000,000 shares for approximately $98.3 million and repurchased 9,300 shares for approximately $0.2 million.
During the fourth quarter of 2018, the Company expects to recognize a $2.3 million increase to the redemption value of our Special Non-Voting Preferred Stock, which became redeemable in the second quarter,  from $0.4 million to $2.7 million. This increase is related to the increase in our Manager’s third quarter earnings primarily due to the recognition of $3.3 million of incentive fees, of which $2.4 million was related to the second quarter CMBS sale. In accordance with GAAP, the non-cash redemption value adjustment will reduce our fourth quarter Net Income Attributable to Common Stockholders and will be added back to Core Earnings. Accordingly, the non-cash adjustment will reduce our fourth quarter book value per share. We expect the redemption value to normalize in the first half of 2019.

Subsequent Events

The following events occurred subsequent to September 30, 2018:

Investing Activities

The Company originated the following senior loans subsequent to September 30, 2018 ($ in thousands):

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Senior Loan, Queens, NY	Multifamily	October 2018	$45,000	$42,000	L + 2.8%	November 2023	70%
Senior Loan, Philadelphia, NY	Multifamily	October 2018	$77,000	$77,000	L + 2.7	November 2023	73%
Total/Weighted Average			$122,000	$119,000	L + 2.7%		72%

(A)	Floating rate based on one-month USD LIBOR.

(B)	Maturity date assumes all extension options are exercised, if applicable.

The underwritten IRR of the loans originated subsequent to September 30, 2018 through November 2, 2018 is 12.1%.

Funding of Previously Closed Loans

Subsequent to September 30, 2018, the Company funded approximately $18.2 million for previously closed loans.

Loan Repayments

In October 2018, the Company received approximately $8.4 million from loan repayments.

Financing Activities

In October 2018, increased borrowing capacity on the term loan facility, which provides financing on a matched-term, non-mark to market and non-recourse basis by $400.0 million to $1.0 billion. In November 2018, the Company borrowed $65.5 million under the term loan facility.

In October 2018, the Company borrowed $55.0 million under the BMO Facility.

In October and November 2018, the Company net borrowed $15.5 million under its master repurchase facilities.

Corporate Activities

Dividends

In October 2018, KREF paid $25.0 million in dividends on its common and special voting preferred stock, or $0.43 per share, with respect to the third quarter of 2018, to stockholders of record on September 28, 2018.

Teleconference Details:
The Company will host a conference call to discuss its financial results on Tuesday, November 6, 2018 at 9:30 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s third quarter 2018 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 9:30 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 10124742.
Webcast:
The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.
Supplemental Information
The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal quarter ended September 30, 2018 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.
About KKR Real Estate Finance Trust Inc.
KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with a 40-year history of leadership, innovation and investment excellence and approximately $194.6 billion of assets under management as of September 30, 2018.
Additional information can be found on the Company’s website at www.kkrreit.com.
Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests; the level and volatility of prevailing interest rates and credit spreads; adverse changes in the real estate and real estate capital markets; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; difficulty in obtaining financing or raising capital; adverse legislative or regulatory developments; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; acts of God such as hurricanes, earthquakes and other natural disasters, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; deterioration in the performance of properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments and, potentially, principal losses to the Company; defaults by borrowers in paying debt service on outstanding indebtedness; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform and the cost of operating as a publicly traded company; the availability of qualified personnel and the Company’s relationship with our Manager; KKR controls the Company and its interests may conflict with those of the Company’s stockholders in the future; the Company’s qualification as a REIT for U.S. federal income tax purposes and the Company’s exclusion from registration under the Investment Company Act of 1940; authoritative GAAP or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board, the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I—Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 28, 2018, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.
CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Sasha Hamilton
Tel: +1-888-806-7781(U.S.) / +1-212-763-9048
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Kristi Huller
Tel: +1-212-750-8300
media@kkr.com

Definitions:

"Loan-to-value ratio": Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. For our CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

"Internal Rate of Return": IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The weighted average underwritten IRR for the investments shown reflects the returns underwritten by our Manager taking into account certain assumptions around leverage up to no more than the maximum approved advance rate, and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes certain estimates with respect to the timing and magnitude of the initial and future fundings for the total loan commitment and associated loan repayments, and assumes no defaults. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes the one-month spot USD LIBOR as of the date the loan was originated. There can be no assurance that the actual weighted average IRRs will equal the weighted average underwritten IRRs shown.

"Core Earnings" and "Net Core Earnings": Used by the Company to evaluate the Company's performance excluding the effects of certain transactions and GAAP adjustments the Company believes are not necessarily indicative of the current loan activity and operations. The Company also uses Core Earnings to determine the management and incentive fees it pays to its Manager. Core Earnings and Net Core Earnings are measures that are not prepared in accordance with GAAP. The Company defines Core Earnings as net income (loss) attributable to stockholders or, without duplication, owners of the Company's subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and board of directors (and after approval by a majority of the independent directors). The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments. Net Core Earnings is Core Earnings less incentive compensation payable to our Manager.

The Company believes that providing Core Earnings and Net Core Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of the Company’s business. Core Earnings and Net Core Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Core Earnings and Net Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Core Earnings and Net Core Earnings may not be comparable to similar measures presented by other REITs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share and per share data)

	September 30, 2018	December 31, 2017(A)
Assets
Cash and cash equivalents	$192,771	$103,120
Restricted cash	—	400
Commercial mortgage loans, held-for-investment, net	3,261,878	1,888,510
Equity method investments, at fair value	24,745	14,390
Accrued interest receivable	12,395	8,423
Other assets	20,046	7,239
Commercial mortgage loans held in variable interest entities, at fair value	1,100,089	5,372,811
Total Assets	4,611,924	7,394,893

Liabilities and Equity
Liabilities
Secured financing agreements, net	$2,115,954	$964,800
Convertible notes, net	137,339	—
Loan participations sold, net	83,442	81,472
Accounts payable, accrued expenses and other liabilities	2,236	2,465
Dividends payable	25,235	19,981
Accrued interest payable	6,376	1,623
Due to affiliates	7,700	4,442
Variable interest entity liabilities, at fair value	1,086,939	5,256,926
Total Liabilities	3,465,221	6,331,709

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interests in equity of consolidated joint venture	—	3,090
Redeemable preferred stock	402	949

Permanent Equity
Preferred stock, 50,000,000 authorized (1 share with par value of $0.01 issued and outstanding as of September 30, 2018 and December 31, 2017)	—	—
Common stock, 300,000,000 authorized (58,022,590 and 53,685,440 shares with par value of $0.01 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	580	537
Additional paid-in capital	1,154,113	1,052,851
Retained earnings	5,763	6,280
Repurchased stock, 723,507 and 26,398 shares repurchased as of September 30, 2018 and December 31, 2017, respectively	(14,155)	(523)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,146,301	1,059,145
Total Permanent Equity	1,146,301	1,059,145
Total Liabilities and Equity	$4,611,924	$7,394,893

(A)	Derived from the audited consolidated financial statements as of December 31, 2017.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Net Interest Income
Interest income	$51,895	$40,363	$24,408	$123,952	$54,760
Interest expense	23,337	18,798	5,414	52,825	12,592
Total net interest income	28,558	21,565	18,994	71,127	42,168

Other Income
Realized gain on sale of investments	—	13,000	—	13,000	—
Change in net assets related to consolidated variable interest entities	379	(6,408)	4,025	2,460	12,810
Income from equity method investments	747	789	115	2,084	461
Other income	476	602	177	1,239	616
Total other income (loss)	1,602	7,983	4,317	18,783	13,887

Operating Expenses
General and administrative	1,653	1,686	1,339	6,002	3,254
Management fees to affiliate	4,164	3,913	3,989	12,016	9,513
Incentive compensation to affiliate	3,286	—	—	3,286	—
Total operating expenses	9,103	5,599	5,328	21,304	12,767

Income (Loss) Before Income Taxes, Noncontrolling Interests and Preferred Dividends	21,057	23,949	17,983	68,606	43,288
Income tax expense (benefit)	85	(33)	120	227	388
Net Income (Loss)	20,972	23,982	17,863	68,379	42,900
Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	—	29	54	63	134
Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	—	—	377	—	801
Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	20,972	23,953	17,432	68,316	41,965
Preferred Stock Dividends and Redemption Value Adjustment	151	470	93	395	181
Net Income (Loss) Attributable to Common Stockholders	$20,821	$23,483	$17,339	$67,921	$41,784

Net Income (Loss) Per Share of Common Stock
Basic	$0.37	$0.44	$0.32	$1.26	$0.98
Diluted	$0.37	$0.44	$0.32	$1.25	$0.98
Weighted Average Number of Shares of Common Stock Outstanding
Basic	55,903,126	53,064,585	53,696,967	54,111,272	42,501,356
Diluted	55,921,655	53,069,866	53,697,041	54,132,331	42,501,530